SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Cone Mills Corporation
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          Neil W. Koonce, Vice President, General Counsel and Secretary
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   1) Title of each class of securities to which transaction applies:
   -----------------------------------------------------------------------------
   2) Aggregate number of securities to which transaction applies:
   -----------------------------------------------------------------------------
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   -----------------------------------------------------------------------------
   4) Proposed maximum aggregate value of transaction:
   -----------------------------------------------------------------------------
   5) Total fee paid:
   -----------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1) Amount Previously Paid:
   -----------------------------------------------------------------------------
   2) Form, Schedule or Registration Statement No.:
   -----------------------------------------------------------------------------
   3) Filing Party:
   -----------------------------------------------------------------------------
   4) Date Filed:
   -----------------------------------------------------------------------------

                             CONE MILLS CORPORATION

                           GREENSBORO, N.C. 27415-6540




                                                                  March 31, 2000
DEAR SHAREHOLDER:

         On behalf of the Board of Directors, we are pleased to invite you to attend the Annual Meeting of Shareholders of Cone Mills Corporation to be held at 10:00 a.m. on Tuesday, May 9, 2000, at the Cone Corporate Center, 3101 North Elm Street, Greensboro, North Carolina.

         The notice of meeting and proxy statement accompanying this letter describe the matters on which action will be taken. At the Annual Meeting we will also review the Corporation's activities and provide time for questions from shareholders.

         Please sign and return the enclosed proxy form in the envelope provided as soon as possible to ensure that your shares will be voted at the meeting.

Sincerely,

/s/ Dewey L. Trogdon
Dewey L. Trogdon
Chairman of the Board

/s/ John L. Bakane
John L. Bakane
President and Chief Executive Officer

                             CONE MILLS CORPORATION
                              CONE CORPORATE CENTER
                              3101 NORTH ELM STREET
                            GREENSBORO, NC 27415-6540

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 31, 2000

TO THE HOLDERS OF COMMON STOCK OF
CONE MILLS CORPORATION:

         The Annual Meeting of Shareholders of Cone Mills Corporation will be held at the Cone Corporate Center, 3101 North Elm Street, in Greensboro, North Carolina, on Tuesday, May 9, 2000, at 10:00 a.m. for the following purposes:

         1. To elect three directors as Class II Directors for a term of three years, two Class I Directors for a term of two years, and one Class III Director for a term of one year, or until their successors are elected and qualified.

         2. To consider and act upon a proposal to approve the 2000 Stock Compensation Plan for Non-Employee Directors.

         3. To ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the Corporation for the current fiscal year.

         4. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

         The Board of Directors of the Corporation has fixed the close of business on March 10, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         YOUR PROXY IS ENCLOSED. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN YOUR PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND.


                                   /s/ Neil W. Koonce
                                   NEIL W. KOONCE
                                   Vice President, General Counsel and Secretary

                             CONE MILLS CORPORATION
                              CONE CORPORATE CENTER
                              3101 NORTH ELM STREET
                            GREENSBORO, NC 27415-6540

                               PROXY STATEMENT FOR
                      ANNUAL MEETING TO BE HELD MAY 9, 2000

                                                           DATED: MARCH 31, 2000

         Your proxy is solicited on behalf of the Board of Directors of Cone Mills Corporation (the "Corporation", the "Company" or "Cone") for use at the Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying Notice of Annual Meeting. It may be revoked by you at any time before it is exercised. All unrevoked proxies that are properly executed will be voted and, if a choice is specified with respect to any matter to be acted on, the shares will be voted in accordance with such specifications. If no specifications are given, the persons named in the accompanying proxy intend to vote the shares represented thereby in favor of (i) election of the three nominees for Director (Class II) named herein for terms of three years, election of the two nominees for Director (Class I) named herein for terms of two years, and election of the nominee for Director (Class III) named herein for a term of one year; (ii) approval of the 2000 Stock Compensation for Non-Employee Directors; and (iii) ratification of the Board of Directors' appointment of McGladrey & Pullen, LLP as independent auditors.

         This proxy statement and the enclosed proxy are being first mailed to shareholders on or about March 31, 2000. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Corporation will reimburse them for their expenses in so doing. Personal solicitation may also be conducted by telephone and mail by officers and employees of Cone without added compensation. In addition, the Corporation has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies and distribution of proxy materials for which it will pay approximately $7,500 in fees plus expenses.

         Holders of Common Stock of record at the close of business March 10, 2000 will be entitled to vote at the meeting. On that date 25,479,717 shares of Common Stock were outstanding. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the meeting.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than five percent (5%) of the Company's outstanding Common Stock:


NAME OF AND ADDRESS                       AMOUNT AND NATURE OF
OF BENEFICIAL OWNER (1)                   BENEFICIAL OWNERSHIP    PERCENTAGE OF CLASS
-----------------------                   --------------------    -------------------
Hendry, Kozberg Group
90 South Seventh Street, Suite 4400
Minneapolis, MN 55402-4115..............     3,480,100(2)                13.7%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401..................     2,013,700(3)                 7.9%


---------------
(1) Does not include Vanguard Fiduciary Trust Company, trustee of the Company Stock Fund of the 401(k) Program, which held of record for the plan 2,524,184 shares of Common Stock on March 10, 2000. This represents 9.9% of the Company's outstanding Common Stock. The plan trustee votes shares held in the plan pursuant to the instructions provided by participants through the exercise of pass-through voting rights. Shares for which no voting instructions are received from the participants to whose accounts the shares are allocated are voted by the trustee in the same proportion as the instructions received on voted shares. Because the plan trustee exercises investment or dispositive rights only in accordance with the instructions of the participants, the trustee disclaims beneficial ownership.

(2) According to a Schedule 13D/A filed with the Securities and Exchange Commission by Bruce E. Hendry, Marc H. Kozberg, and 16 other holders, a
     Section 13(d)(3) group, the group beneficially owns 3,480,100 shares with various combinations of sole voting power, shared voting power, sole dispositive power, and shared dispositive power.

(3) According to a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. ("Dimensional"), it has sole voting power with respect to 2,013,700 shares, shared voting power on no shares, sole dispositive power on 2,013,700 shares, and no shared dispositive power. All securities reported on the Schedule 13G are owned by advisory clients of Dimensional, none of which to the knowledge of Dimensional beneficially owns more than 5% of the outstanding shares of the Company's Common Stock. Dimensional disclaims beneficial ownership of all such securities.

                    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES
                          AND NAMED EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 10, 2000:



NAME OF DIRECTOR                                     AMOUNT AND NATURE OF
NOMINEE OR OFFICER                              BENEFICIAL OWNERSHIP (1)(2)   PERCENTAGE OF CLASS
------------------                              ---------------------------   -------------------
John L. Bakane (3).............................            320,357                  1.2%
Doris R. Bray..................................             23,000                     *
Geo. Watts Carr III (3)........................                  0                     *
Anthony L. Furr (3)............................             17,434                     *
Haynes G. Griffin .............................                  0                     *
Bruce H. Hendry (9)............................          1,252,700                  4.9%
Jeanette C. Kimmel.............................            135,000                     *
David T. Kollat................................                  0                     *
Neil W. Koonce (3)(4)..........................            181,078                     *
Marc H. Kozberg (5)(9).........................            355,000                  1.4%
Charles M. Reid................................             24,000                     *
John W. Rosenblum..............................              9,000                     *
Gary L. Smith (3)(6)...........................             50,461                     *
Dewey L. Trogdon (7)...........................            476,700                  1.9%
Terry L. Weatherford (3).......................             37,071                     *
Cyrus C. Wilson................................              6,000                     *
Marvin A. Woolen, Jr. (3)(8)...................             39,498                     *
All Directors and Executive Officers as a Group
  (20 persons)(3)..............................          3,093,352                 12.0%



---------------

*    Represents less than 1%.

(1) Unless otherwise indicated, all shares are owned of record and the beneficial ownership consists of sole voting power and sole investment power. Includes shares subject to options which are presently exercisable or are exercisable within 60 days of March 10, 2000 as follows: Mr. Bakane (152,550 shares); Mr. Carr (0 shares); Mr. Furr (7,600 shares); Mr. Koonce (39,000 shares); Mr. Smith (31,200 shares); Mr. Weatherford (23,200 shares); Mr. Woolen (21,200 shares); 6,000 for each of Mrs. Bray, Mrs. Kimmel, Mr. Reid, Mr. Rosenblum and Mr. Trogdon; 2,000 for Mr. Wilson; and all Directors and Executive Officers as a Group (329,950 shares). Does not include an option to purchase 1,000 shares to be granted to each nonemployee director as of May 16, 2000, pursuant to the 1994 Stock Option Plan for Non-Employee Directors.

(2) Does not include shares of the Corporation's Class A Preferred Stock allocated to the individual accounts of officers in the Cone Mills Corporation 1983 ESOP.

(3) Includes shares of Common Stock allocated to the individual accounts of Directors and Named Executive Officers in the Company Stock Fund of the 401(k) Program as of March 10, 2000 as follows:

         Mr. Bakane.....................................................  36,143 shares
         Mr. Carr.......................................................       0 shares
         Mr. Furr.......................................................   5,358 shares
         Mr. Koonce.....................................................  31,493 shares
         Mr. Smith......................................................   9,924 shares
         Mr. Weatherford................................................   9,221 shares
         Mr. Woolen.....................................................   6,298 shares
         All Directors and Executive Officers as a group (20 persons)    128,665 shares


(4) Includes 6,000 shares owned of record by Mr. Koonce's wife and 4,912 shares allocated to Mrs. Koonce's individual account in the Company Stock Fund of the 401(k) Program as of March 10, 2000.

(5) Includes 255,000 shares owned directly by others with whom Mr. Kozberg shares voting power.

(6)  Includes 1,000 shares owned of record by Mr. Smith's wife.

(7)  Includes 125,000 shares owned of record by Mr. Trogdon's wife.

(8)  Includes 500 shares held in a custodian account for Mr. Woolen's minor son.

(9) As noted above, Mr. Hendry and Mr. Kozberg are members of a Section 13(d)(3) group which beneficially owns 3,480,100 shares (13.7%).

                         ITEM 1 -- ELECTION OF DIRECTORS

         The Restated Articles of Incorporation of Cone Mills Corporation provide for a Board of Directors consisting of not less than nine (9) or more than fifteen (15) members as determined by the majority vote of the entire Board of Directors. The Board of Directors currently consists of eleven (11) members. The Restated Articles of Incorporation further provide that the Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits.

         Three Class II Directors, two Class I Directors and one Class III Director are to be voted on at the 2000 Annual Meeting. The persons elected at the Annual Meeting to the Class II directorships will serve terms of three years to expire at the Annual Meeting in the year 2003, the Class I directorships will serve terms of two years to expire at the Annual Meeting in the year 2002, and the Class III Director will serve a term of one year to expire at the Annual Meeting in the year 2001, or until their successors are elected and qualified. Each person nominated below for a directorship is an incumbent director of the Corporation.

         The persons nominated below will be elected if they receive a plurality of the votes cast for their class of directorship. Abstentions and broker nonvotes will not affect the election results if a quorum is present. Unless otherwise specified, the persons named in the accompanying proxy intend to vote the shares represented by proxy for election of the nominees named below. If any nominee should not be available to serve for any reason (which is not anticipated), the proxy holders may vote for substitute nominees designated by the Board of Directors. A proxy cannot be voted for more than the number of nominees named.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.

         A. The following information is furnished with respect to the nominees:


                                               PRINCIPAL OCCUPATION; BUSINESS                            DIRECTOR
NAME OF NOMINEE      PRESENT AGE                 EXPERIENCE PAST FIVE YEARS;                               SINCE
---------------      -----------                   AND OTHER DIRECTORSHIPS                               ---------
                                                   -----------------------

                                    NOMINEES FOR THREE YEAR TERM (CLASS II - TERM EXPIRING 2003)
Jeanette C. Kimmel     61    Private Investment Management.                                                 1971

David T. Kollat        61    Founder and President of 22, Inc., a company specializing in research and      1999
                             consulting for retailers and soft goods manufacturers  (1987 - Present);
                             Executive Vice President, The Limited Inc. (1976 - 1984);
                             Director, Cooker Restaurant Corporation, Cheryl and Co.,
                             AEI Music Network, Consolidated Stores, Wolverine World Wide,
                             SBC Advertising, Christy and Associates, and Select Comfort Resource
                             Marketing.

John W. Rosenblum      56    Dean, Jepson School of Leadership Studies, University of Richmond              1993
                             (1996-Present); Tayloe Murphy Professor of
                             the Darden Graduate School of Business
                             Administration, University of Virginia (1993
                             - 1996); Dean, Darden Graduate School of
                             Business Administration (1982 - 1993);
                             Director, Cadmus Communications Corporation,
                             Chesapeake Corporation, Comdial Corporation,
                             and Grantham, Mayo, Van Otterloo & Co., LLC.

                             NOMINEES TO COMPLETE REMAINING TERM (CLASS I - TERM EXPIRING 2002)
Haynes G. Griffin      53    Member, Prospect Partners LLC, a business advisory firm, and                   1999
                             Chief Executive Officer, Gemini Networks, Inc., a supplier of high-speed data access to Internet and other content providers (1999 - Present);
                             Founding President and Chief Executive Officer of Vanguard Cellular
                             Systems, Inc. which was acquired by AT&T in 1999; Director,
                             Lexington Global Asset Managers, Inc.

Bruce H. Hendry        57    Member, Dougherty Summit Securities LLC (1994 - Present);                      1999
                             Chairman, Minnesota Brewing Company (1991 -
                             Present); Chairman and Chief Executive
                             Officer, Kaiser Steel Corporation (1986 -
                             1987).

                             NOMINEE TO COMPLETE REMAINING TERM (CLASS III - TERM EXPIRING 2001)
Marc H. Kozberg        38    President of Dougherty Summit Advisors and a General Partner of Summit         1999
                             Capital Appreciation Fund LP (1998 -
                             Present); Senior Vice President of
                             Investments, Dougherty Summit Securities LLC
                             (1995 - 1998); Director, Urometrics, Inc.

         B. The following information is furnished with respect to directors continuing in office:

                             CLASS I  (TERM EXPIRING 2002)
John L. Bakane         49    President and Chief Executive Officer of the Corporation (1998 - Present);     1989
                             Executive Vice President of the Corporation
                             (1995 - 1998); President, Apparel Products
                             Group (1997 - 1999); Chief Financial Officer
                             of the Corporation (1988 - 1997); Vice
                             President of the Corporation (1986 - 1995).

Charles M. Reid        65    Director, President and Chief Executive Officer, United Guaranty               1988
                             Corporation, a private mortgage insurer and
                             member company of American International
                             Group (1987 - Present).

                             CLASS III (TERM EXPIRING IN 2001)
Doris R. Bray          62    Partner, Schell Bray Aycock Abel & Livingston P.L.L.C. , Attorneys at Law      1989
                             (1987 - Present).

Dewey L. Trogdon       68    Chairman of the Board of Directors (1981 - Present);                           1978
                             Chief Executive Officer of the Corporation
                             (1980 - 1990); President of the Corporation
                             (1979 - 1980; 1987 - 1989).

Cyrus C. Wilson        62    Independent Consultant in international marketing and sales and business       1998
                             development (1993 - Present); Partner, Price Waterhouse L.L.P. (1985 - 1993).


                       COMMITTEES AND DIRECTOR ATTENDANCE

         During the year ended January 2, 2000, the Board of Directors of the Corporation held nine meetings and the Executive, Audit, and Compensation Committees held five, six, and three meetings, respectively. Each director attended at least 75% of the aggregate of Board of Directors' meetings and meetings of Committees of the Board on which he or she served during 1999, except for Mr. Wilson who attended 67% of the Board meetings, missing three Board meetings and the Audit Committee meetings on those dates or the day prior. He also missed an additional Audit Committee meeting; however, he was in attendance at the Board meeting the next day.

         The Executive Committee generally has the same authority as the Board to manage the affairs of the Corporation but may not make determinations with respect to dissolutions, mergers, amendments to the Articles of Incorporation or Bylaws, compensation or removal of directors, or declaration of dividends. Executive Committee members are Dewey L. Trogdon, Chair, John L. Bakane, Doris
R. Bray, Marc H. Kozberg, and Charles M. Reid.

         The Audit Committee's principal responsibilities consist of recommending to the Board of Directors the selection of the Corporation's independent accountants, reviewing the scope and results of completed audits, reviewing the Corporation's internal audit staff functions and evaluating the quality of the Corporation's financial reporting and internal control systems. Audit Committee members are Doris R. Bray, Chair, Jeanette C. Kimmel, and Cyrus
C. Wilson.

         The Corporation also has a Compensation Committee. See "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation."

         The Board of Directors does not have a standing nominating committee; however, with respect to nominations, the Executive Committee considers and makes recommendations to the Board with respect to the size and composition of the Board and candidates for membership on the Board. The Committee has not established procedures for the submission by shareholders of proposed candidates for its consideration.

            SECTION (16)(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Corporation's directors, its executive officers, and any persons holding more than 10% of the Corporation's stock are required to report their ownership of the Corporation's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during fiscal 1999 or prior fiscal years. All of these filing requirements were satisfied except the initial beneficial ownership reports on behalf of director David T. Kollat and executive officers Michael K. Horrigan and Christopher F. Conlon, all inadvertently filed less than 30 days late. In addition, one transaction involving the purchase of 2,000 shares of the Company's Common Stock by Mr. Horrigan, and the exercise of stock options in the Company's Common Stock by executive officers Gary L. Smith and David E. Bray for 2,000 and 800 shares, respectively, were not timely filed unintentionally. All transactions were subsequently reported. A Form 4 on behalf of Dewey L. Trogdon, a director, was also amended to correct a clerical error listing the number of shares of the Company's Common Stock held directly. In making this statement, the Corporation has relied on the written representations of certain reporting persons and the Corporation's directors and officers and copies of reports filed with the Commission.

                             EXECUTIVE COMPENSATION

         The following information relates to all compensation awarded to, earned by or paid pursuant to a plan or otherwise, to (i) the Chief Executive Officer of the Corporation (the "CEO") and (ii) the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Corporation on January 2, 2000. Information is also provided on Geo. Watts Carr III and Terry L. Weatherford who were executive officers during part of 1999. The CEO and the four most highly compensated officers, and Mr. Carr and Mr. Weatherford, are referred to herein as the Named Executive Officers.

         The following information does not reflect any compensation earned and paid to the Named Executive Officers subsequent to December 31, 1999, unless otherwise indicated. Any such compensation earned and paid to the Named Executive Officers during 2000 will be recorded in the proxy statement for the Corporation's 2001 Annual Meeting of Shareholders, unless such compensation is required to be reported previously.

SUMMARY COMPENSATION TABLE

         The following table sets forth for the Named Executive Officers for each of the last three fiscal years annual compensation amounts as indicated by the applicable table headings. Annual Compensation, columns (c), (d) and (e), includes base salary and bonus earned during the year covered and, if applicable, other annual compensation not properly categorized as salary or bonus. Long-Term Compensation, column (g), reports the number of shares underlying stock option grants to the Named Executive Officers during the respective fiscal year. The Named Executive Officers were not awarded, granted or paid any forms of compensation that are required to be reported in the Long-Term Compensation, column (h).

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                                -------------------                     ------             -------
              (A)                          (B)     (C)       (D)       (E)         (F)              (G)      (H)           (I)
                                                                  OTHER ANNUAL                   UNDERLYING  LTIP      ALL OTHER
       NAME AND PRINCIPAL                         SALARY    BONUS COMPENSATION  RESTRICTED STOCK  OPTIONS   PAYOUTS  COMPENSATION
          POSITION                        YEAR     ($)     ($)(1)     ($)(2)     AWARDS ($)(3)      (#)       ($)      ($)(4)
          --------                        ----     ---     ------     ------     -------------      ---       ---      ------
John L. Bakane President and              1999   425,000      --         --            --          30,000      --       6,606
    Chief Executive Officer               1998   310,000      --         --            --          30,000      --       7,110
                                          1997   300,000      --         --          85,000        20,000      --       7,090

Anthony L. Furr                           1999   272,500      --         --          47,500          --        --       8,770
   Executive Vice President, acting       1998   245,000    65,000       --            --          15,000      --       6,704
   President, Cone Finishing Division,    1997   160,000      --         --          17,000         4,000      --        --
   former Chief Financial Officer

Geo. Watts Carr III                       1999   235,000      --         --            --            --        --       7,990
   former Executive Vice President and    1998   275,000   145,000       --            --          20,000      --       5,941
   President, Cone Textile Group          1997   260,000      --         --          42,500         8,000      --       3,285

Marvin A. Woolen, Jr                      1999   232,000      --         --            --            --        --       9,300
   Vice President                         1998   222,000    40,000       --            --          15,000      --       9,156
   Cotton Purchasing                      1997   210,000      --         --          34,000         8,000      --       9,281

Neil W. Koonce                            1999   195,000      --         --            --            --        --       8,383
   Vice President,                        1998   190,000    15,000       --            --          10,000      --       6,196
   General Counsel & Secretary            1997   185,000      --         --          17,000         5,000      --       6,624

Terry L. Weatherford                      1999   170,000      --         --            --            --        --       6,256
      Assistant Vice President,           1998   163,000    20,000       --            --          10,000      --       6,714
      former Vice President & Secretary   1997   155,000      --         --          25,500         3,000      --       6,913

Gary L. Smith                             1999   167,500      --         --            --            --        --       4,828
   Executive Vice President and           1998   142,000    45,000       --            --          15,000      --       4,589
     Chief Financial Officer              1997   132,000      --         --          25,500         3,000      --        --



-------

(1) No incentives were paid pursuant to a management incentive plan for the fiscal years shown. However, discretionary bonuses were paid to certain individuals in 1998. See "Compensation Committee Report on Executive Compensation."

(2) Does not include the amount of the incremental cost of certain incidental benefits, perquisites and other benefits, securities or property which in the aggregate do not exceed the lesser of $50,000 or 10% of the total amount of salary and bonus reported for the Named Executive Officers.

(3) Represents the market value on the date of grant of the award of restricted stock pursuant to the 1992 Amended and Restated Stock Plan. The number and value of the aggregate restricted stock holdings as of January 2, 2000 for each of the Named Executive Officers are as follows: Mr. Bakane -- 10,000 shares ($45,000); Mr. Furr -- 12,000 shares ($54,000);
      Mr. Carr -- 0 shares ($0); Mr. Woolen -- 4,000 shares ($18,000); Mr. Koonce -- 2,000 shares ($9,000); Mr. Weatherford -- 3,000 shares ($13,500); and Mr. Smith -- 3,000 shares ($13,500).

(4) Represents the Corporation's matching contributions to the 401(k) Program and the dollar value of insurance premiums paid by the Corporation with respect to group term life insurance and universal life insurance for benefit of the Named Executive Officers as follows:

         A. 401(k) Plan matching contributions for 1999 were $3,840 for each of Mr. Bakane, Mr. Furr, Mr. Carr, Mr. Woolen, Mr. Koonce, Mr. Weatherford, and Mr. Smith.

         B. Insurance premiums for 1999, respectively: Mr. Bakane ($2,766); Mr. Furr ($4,930); Mr. Carr ($4,150); Mr. Woolen ($5,460); Mr. Koonce ($2,043); Mr.
Weatherford ($2,416); and Mr. Smith ($988).

         C. A service award of $2,500 was granted to Mr. Koonce in 1999 pursuant to the Company's service award program.


OPTION/SAR GRANTS TABLE

         The following sets forth certain information with respect to options granted to the Named Executive Officers during the fiscal year ended January 2, 2000.

                   STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          INDIVIDUAL GRANTS
                                                                          -----------------
(A)                                (B)                  (C)                (D)        (E)              (F)
                                 NUMBER OF          PERCENT OF
                                 SECURITIES       TOTAL OPTIONS         EXERCISE
                                UNDERLYING        TO EMPLOYEES            OR
                                  OPTIONS            GRANTED          BASE PRICE    EXPIRATION      GRANT DATE
NAME                           GRANTED (#) (1)    IN FISCAL YEAR        ($/SH)         DATE      PRESENT VALUE $(2)
----                           ---------------    --------------        ------         ----      ------------------

  John L. Bakane                 30,000             6.40                4.875         2/10/2009       $81,300
  Anthony L. Furr                    --               --                  --                --          --
  Geo. Watts Carr III                --               --                  --                --          --
  Marvin A. Woolen, Jr.              --               --                  --                --          --
  Neil W. Koonce                     --               --                  --                --          --
  Terry L. Weatherford               --               --                  --                --          --
  Gary L. Smith                      --               --                  --                --          --


-----------------

(1) The Corporation did not grant SAR's in 1999. Of the options granted to Mr. Bakane in 1999, 20,500 were Incentive Stock Options ("ISO's") and 9,500 were Nonqualified Stock Options. Mr. Bakane's shares are fully exercisable after January 1, 2000.

(2) The Black-Scholes option pricing model was used to estimate the present value of the options as $2.71 per share. The model assumed a dividend yield of 0%, a risk-free interest rate of 6.00%, expected price volatility based on historical experience of 41%, and an expected option life of 8 years based on historical experience. The assumptions are deemed to be reasonable, but there is no assurance that the assumptions will be true and an accurate determination of present value. The actual value, if any, will ultimately depend upon the excess of the market price of shares of Common Stock over the exercise price on the date the option is exercised.

(3) Does not include phantom stock units awarded under an incentive program to certain senior managers. See "Compensation Committee Report on Executive Compensation."

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         The following table shows stock option exercises by the Named Executive Officers during 1999, including the aggregate value of gains on the date of exercise ("Value Realized"). The table also sets forth the number of shares covered by exercisable and unexercisable options as of January 2, 2000, and the values of "in-the-money" options, which are options with a positive spread between the fiscal year-end market price of the underlying Common Stock and the exercise price of such stock options.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND
                          FISCAL YEAR END OPTION VALUES

  (A)                               (B)                (C)                      (D)                    (E)
                                                                        NUMBER OF SECURITIES
                                                                             UNDERLYING          VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                                            AT 1/02/2000        AT 1/02/2000 ($)(1)
                                                                            ------------        -------------------
                                  SHARES
                                ACQUIRED ON           VALUE                EXERCISABLE/             EXERCISABLE/
NAME                            EXERCISE (#)       REALIZED ($)           UNEXERCISABLE            UNEXERCISABLE
----                            ------------       ------------           -------------            -------------
John L. Bakane                      --                 --                143,050/26,950                 1,500/375
Anthony L. Furr                     --                 --                 4,600/14,000                    188/750
Geo. Watts Carr III                 --                 --                          0/0                        0/0
Marvin A. Woolen, Jr.               --                 --                15,200/22,800                    188/750
Neil W. Koonce                      --                 --                35,000/15,000                    125/500
Terry L. Weatherford                --                 --                19,200/13,800                    125/500
Gary L. Smith                     2,000              $2,125              26,200/17,800                    188/750



------------------

(1) Based on $4.50 fair market value (closing price of NYSE) on December 31, 1999, the last trading day of fiscal year 1999.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

         The Corporation had no long-term incentive plan in effect in 1999.

PENSION PLAN TABLE

         The following table sets forth in the "ERP" column the estimated annual benefits payable upon retirement in 1999 at age 65 under the Employees' Retirement Plan of Cone Mills Corporation (the "ERP") in the compensation and years of service categories indicated. Benefit amounts shown are payable for life with no contingent death benefits. Benefits are based upon total annual salary and bonus, compensation in excess of the amount covered by Social Security as determined in the year of retirement and total years of service. The years of service credited as of March 31, 2000 for the Named Executive Officers are: Mr. Bakane -- 24 years; Mr. Furr -- 4 years; Mr. Carr - 3 years; Mr. Woolen -- 4 years; Mr. Koonce -- 26 years; Mr. Weatherford - 6 years; and Mr. Smith -- 18 years.

         Pension benefits under the ERP are subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). The aggregate annual pension that may be paid under the ERP and all other defined benefit plans of the Corporation taken together is generally restricted to $130,000 in 1999 and $135,000 in 2000. In addition, the Code limits annual compensation of each employee that can be taken into account in computing pension benefits to $160,000 in 1999 and $170,000 in 2000. These amounts may be adjusted for cost of living as provided in the Code. Pension benefits that cannot be paid from the ERP by reason of the limitations in the Code are provided by the Corporation's Excess Benefit Plan and by the Supplemental Executive Retirement Plan, both of which are unfunded, nonqualified benefit plans. Such amounts are identified in the following table in the columns headed "NQP". The Corporation has established a "rabbi" trust agreement that will be funded upon a change of control with the accrued vested benefits in these nonqualified plans. A change of control is defined as a transaction in which a 50% change in the ownership of the outstanding shares occurs, a report is filed with the Securities and Exchange Commission on Schedule 13D or 14D-1 which discloses a person has become the beneficial owner of more than 50% of the Common Stock, or a change in the majority of the directors during a two year period of time not approved by two-thirds of the directors who were in office at the beginning of the period.

         The Corporation accrues annually the estimated expense for providing benefits under the ERP and the nonqualified plans, as determined by an independent consulting actuary; however, this expense cannot be specifically allocated to any individual or to the Named Executive Officers as a group under the funding method used by the actuary.

                               PENSION PLAN TABLE
        APPROXIMATE ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED ($)(1)


     AVERAGE ANNUAL
   COMPENSATION FOR
  HIGHEST CONSECUTIVE
   FIVE YEARS DURING         15TH YEAR           20TH YEAR           25TH YEAR            30TH YEAR          35TH YEAR
 LAST TEN YEARS BEFORE       ---------           ---------           ---------            ---------          ---------
      RETIREMENT          ERP       NQP       ERP       NQP       ERP       NQP       ERP        NQP       ERP        NQP
      ----------          ---       ---       ---       ---       ---       ---       ---        ---       ---        ---

         $200,000       58,666      3,162   77,079      3,162   89,615      1,932   101,042      1,812   108,002     1,054
         $250,000       58,832     19,465   77,333     24,317   89,957     26,018   101,433     28,868   108,442    29,708
         $300,000       58,832     35,933   77,333     45,726   89,957     50,447   101,433     56,315   108,442    58,802
         $400,000       58,832     68,870   77,333     88,544   89,957     99,303   101,433    111,210   108,442   116,991
         $500,000       58,832    101,807   77,333    131,362   89,957    148,160   101,433    166,105   108,442   175,180
         $600,000       58,832    134,744   77,333    174,180   89,957    197,016   101,433    221,000   108,442   233,368
         $700,000       58,832    167,681   77,333    216,998   89,957    245,873   101,433    275,895   108,442   291,557
         $800,000       58,832    200,618   77,333    259,817   89,957    294,729   101,433    330,790   108,442   349,746
         $900,000       58,832    233,555   77,333    302,635   89,957    343,586   101,433    385,685   108,442   407,934
       $1,000,000       58,832    266,492   77,333    345,453   89,957    392,442   101,433    440,580   108,442   466,123


-----------------
(1) Pension benefits provided by the ERP with respect to service after 1983 are subject to a "floor offset" arrangement in conjunction with the Cone Mills Corporation 1983 ESOP (the "1983 ESOP"), a separate defined contribution pension plan maintained by the Corporation. The amounts shown in the above table are calculated on the assumption that the participant elects to receive the maximum pension benefit available under the ERP, and in accordance with the terms of each plan, authorizes a transfer of funds in his 1983 ESOP account to the trustee of the ERP in a dollar amount equal to the actuarial equivalent of the pension benefit attributable to service after 1983. The balance, if any, in the 1983 ESOP account will be distributed to the participant. To the extent that a participant's 1983 ESOP account is insufficient to fund the pension benefits attributable to service after 1983, the cost of benefits not covered by the 1983 ESOP will be funded through the ERP. If the participant does not elect to transfer funds from his 1983 ESOP account to the trustee of the ERP, his account balance will be distributed in accordance with the terms of the 1983 ESOP, and his pension payable from the ERP with respect to service after 1983 will be reduced (but not below zero) by the actuarial equivalent of his 1983 ESOP account balance. The 1983 ESOP is designed to invest primarily in qualifying securities under ERISA. Assets of the 1983 ESOP consist of shares of the Corporation's Class A Preferred Stock and other money market and marketable debt securities that are allocated to individual accounts of participants. The fair market value of the stock is determined by independent appraisal performed several times each year. No contributions to the 1983 ESOP have been made for salaried employees since 1986. The value of the account in the 1983 ESOP for each of the Named Executive Officers as of December 31, 1999 was: Mr. Bakane -- $82,731; Mr. Furr -- $0; Mr. Carr -- $0; Mr. Woolen -- $0; Mr. Koonce -- $59,669; Mr.
     Weatherford -- $0; and Mr. Smith -- $32,578.

COMPENSATION OF DIRECTORS

         Directors who are also officers of the Corporation do not receive additional compensation for service as directors or as members of committees of the Board of Directors. Nonemployee directors receive a retainer fee of $17,000 per year and an attendance fee of $1,000 per diem for meetings of the Board of Directors. No additional fee is paid for meetings of any committee of the Board held on the same day as a Board meeting. The fee for a Committee meeting not held on the same day as a Board meeting is $500. Travel expenses of directors incurred in attending meetings are reimbursed by the Corporation. In 1999, retainers and attendance fees paid to all directors totaled $205,229. As set forth in Item 2 below, it is proposed that future compensation of directors will be paid in the Company's Common Stock rather than cash.

         The Shareholders approved at the 1994 Annual Meeting the 1994 Stock Option Plan for Non-Employee Directors whereby each nonemployee director receives each year after the annual meeting of shareholders a stock option grant to purchase 1,000 shares of Common Stock at the fair market value of a share of Common Stock on the grant date. The grant date is the fifth business day after the annual meeting.

         Effective fourth quarter 1999, Dewey L. Trogdon elected to serve without cash retainer or attendance fee while on the Board of Directors of the Corporation. This election does not effect any pension or other supplemental retirement benefits that Mr. Trogdon was entitled to receive by reason of his service as an employee of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The current members of the Compensation Committee are Charles M. Reid, Jeanette C. Kimmel, and John W. Rosenblum, all of whom are directors who are not currently or formerly employees of the Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Corporation's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee's membership is comprised of nonemployee directors, none of whom participate in any of the plans administered by the Committee. It is the responsibility of the Compensation Committee to review and make recommendations to the Board of Directors concerning the salaries and to approve grants of incentive compensation, stock options, restricted stock or performance shares for the Chief Executive Officer and the other executive officers of the Corporation.

     COMPENSATION POLICY

         The Corporation strives to provide executives an opportunity to earn compensation that is fair, reasonable and competitive with that paid by comparable companies to executives in similar positions with similar duties and responsibilities. In accordance with the policy, the Committee is guided by three goals as it considers the compensation of executive officers. First, executive compensation must be effective in attracting, motivating and retaining executives who possess the skills and experience necessary to ensure the Corporation's success. Second, the Corporation should recognize and reward executives for their contributions to the success of the business. Third, the Corporation must be aware of the importance of planning and controlling the cost of executive compensation.

         To implement this policy, the Corporation maintains an executive compensation program that consists of base salaries, annual incentive plans, stock plans and competitive benefits. It is the belief of the Committee that through these components executives are provided compensation and benefits that are competitive; are provided incentives for additional annual compensation that is earned only upon achievement of performance standards as established and approved each year; and are provided long-term incentive compensation through the grant of stock options, restricted stock or performance shares that can appreciate in value.

         In managing the compensation policy, the Committee considers the salary, annual incentive and bonus, and long-term incentives for each executive position as total direct cash compensation. The long-term incentive portion is comprised of stock options, valued by the Black-Scholes method, and restricted or performance shares. An analysis of total direct cash compensation is prepared specifically for the Corporation and the Compensation Committee by the consulting firm, William M. Mercer, Incorporated. In the analysis, the Corporation's executive positions are matched with similar positions at other companies based on data from executive compensation surveys, a proprietary survey of the textile industry, and proxy statements of companies that are in the peer group for the Performance Graph set forth below. From the survey, a "target" of total direct cash compensation and the "mix" of the components for each executive position are developed by the Committee in consultation with the consulting firm. These respective benchmarks are used as guidelines in developing the total compensation and the components for each position analyzed.

     SALARIES

         The Committee's objective in establishing the base salaries of the Named Executive Officers is to provide salaries at competitive market levels with other industry leaders in order to reward and encourage individual performance. The salary of the Chief Executive Officer is evaluated solely by the Compensation Committee and the salary of other executive officers is determined by the Committee based upon recommendations from the Chief Executive Officer. Final approval of salaries of the Chief Executive Officer and the other executive officers are made by the independent members of the Board of Directors after receiving recommendations of the Committee. The Committee deems its compensation decisions to be a cumulative process involving a substantial amount of judgment concerning an executive's experience and responsibilities against objective information furnished by the compensation consultant.

         In developing current salary levels, including that of the Chief Executive Officer, the Committee reviewed the Corporation's assessment of salaries in the textile industry in addition to the analysis of the total direct cash compensation prepared by the consulting firm. In the analysis, a weighted composite for salaries was developed, and the Committee compared executive salaries to the market composite and considered those comparisons in making salary decisions. In general, the Committee targets executive salaries at the market median; however, in a given year an individual executive's salary may vary from median due to experience, performance, or other factors deemed relevant by the Committee and considered on a subjective basis. Upon his being named President and Chief Executive Officer on November 9, 1998, Mr. Bakane's salary was established at the annual rate of $425,000 for 1999, and he has received a 4% salary increase for 2000. In general, adjustments to the salaries of the Named Executive Officers were made to place salaries closer to the market median rate for 1999 and increased at the 4% level for 2000.

         INCENTIVE COMPENSATION

         The Corporation maintains the 1997 Senior Management Incentive Compensation Plan ("1997 Plan") for the officers and division presidents and other key management employees as selected by the Committee. The 1997 Plan, approved by the shareholders at the 1996 Annual Meeting, was specifically designed to assure compensation paid is qualified performance-based compensation as defined in Section 162(m) of the Internal Revenue Code. (See discussion below entitled "Deductibility of Compensation.") The 1997 Plan sets forth the business criteria on which incentive compensation can be granted according to preestablished objective, numerical formulae and the process by which goals are established and compensation is awarded. Up to 90% of base salary can be paid as incentive compensation to a participant. The Committee believes that not all incentive compensation can be objectively measured even though it is based upon strategic performance goals and that some judgmental discretion is warranted in administering compensation plans. Upon the Committee's recommendation, the Board of Directors established in 1996 a separate plan entitled the 1997 Senior Management Discretionary Bonus Plan ("1997 Bonus Plan") that authorizes the grant of a completely discretionary bonus in an amount not to exceed 30% of base salary if the Committee and the Board deem special circumstances warrant. An award under the 1997 Bonus Plan would not qualify as performance-based compensation under Code Section 162(m).

         Pursuant to the 1997 Plan, participants could earn for 1999 annual cash incentive awards based upon the achievement of corporate and individual goals established at the beginning of the year. Performance goals were set at the corporate level and at division levels depending upon the responsibilities of each of the executives. Corporate level performance targets were determined by measuring return on capital employed and earnings per share. The Committee examined the returns on capital employed and earnings of other public companies (including companies that appear in the Performance Graph below) as it established and approved these targets. Division-level goals were established based upon return on capital employed for the division. Performance against the goals is reviewed by the Committee and awards, if any, are made after the close of the fiscal year.

         The achievable incentive award for each participant was based upon a blend of corporate and/or division and individual goals tailored to that particular executive, based upon his or her responsibilities. Specifically, for the Chief Executive Officer, the corporate goals of return on capital employed and earnings per share account for 80% of his incentive compensation and 20% is attributable to individual goals. The weight given to each factor comprising the incentive award varies per each executive.

         The Corporation's performance for earnings per share and return on capital employed for 1999 did not meet the minimum goal for the payment of incentives for corporate performance under the 1997 Plan. Accordingly, no incentive payments based on corporate performance were granted for the year nor were any discretionary bonuses paid.

         However, on November 7, 1999 the Committee awarded 354,000 phantom stock units under an incentive program to certain of its senior managers. Each unit awarded provides that the holder will be given at either cancellation or vesting date the difference between the market value of the Company's Common Stock on that date and the base price which was the market value of the Company's Common Stock at the date of the award ($4.75 per unit). Such compensation will be provided either in the form of a lump sum payment, deferred compensation, new shares of Common Stock of the Company, restricted Common Stock of the Company or any other form of remuneration as determined by the Company in its sole discretion. Such units vest at a rate of 20% in each twelve month period, beginning six months after the date of the awards. The Company may cancel any awards at its sole discretion. The Company did not recognize any compensation expense during 1999 for these phantom stock units.

     STOCK OPTIONS, PERFORMANCE SHARES, AND RESTRICTED STOCK

         The Corporation maintains the Amended and Restated 1992 Stock Plan through which key management employees have received grants of stock options and restricted shares and may receive in the future grants of performance shares. Grants of options or shares comprise the long-term incentive component of the total direct cash compensation analysis discussed above, and the Committee uses the analysis and recommendations of the Chief Executive Officer, for other participants, as a guideline in making awards.

         At the 1996 Annual Meeting of Shareholders, a proposal to amend and restate the 1992 plan as the Amended and Restated 1992 Stock Plan was approved. The amendments (i) authorized the grant of "restricted stock" and "performance shares" in a total aggregate amount not to exceed 200,000 shares and (ii) added a provision that no individual grantee may receive grants of restricted stock, performance shares, or options to purchase shares exceeding in the aggregate more than 200,000 shares under the plan. The addition of the limitation on the number of shares that could be awarded or granted to any one individual was to conform to a requirement of Code Section 162(m) to assure that any "compensation" realized was tax deductible.

         It is the belief of the Committee that because executives earn no rewards through stock options unless the stock price increases, this form of executive compensation has the potential to benefit shareholders as well as executives by aligning the interests of the Corporation's executives with those of shareholders. The plan permits the granting of both incentive stock options, as defined under the Internal Revenue Code, and nonqualified options. The exercise price of these options may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Nonqualified stock options granted by the Committee may include a provision whereby the Corporation will pay to the executive an amount that is equal to the savings the Corporation realizes through tax deductions related to the option exercise. The amount of payments, if any, to the Named Executive Officers under this tax reimbursement feature of the stock option plans is reported in column (e) of the Summary Compensation table for the fiscal year indicated. The Committee believes this form of compensation is in accordance with the compensation policy of the Committee because it enables the executives to retain shares that otherwise may be sold to meet tax obligations.

         The plan authorizes the Committee (i) to award restricted stock which shall contain conditions by which rights to the stock issued to the grantee are forfeited and (ii) to grant performance shares which shall confer upon the grantee the right to receive a specified number of shares contingent upon the achievement of specified corporate or individual performance objectives. The Committee recommended amending the plan to authorize the grant of up to 200,000 in total of shares of restricted stock or performance shares as such capability would give it greater flexibility in structuring a stock-based long-term incentive program to meet the purposes of the plan for different levels of key management employees.

         The Compensation Committee currently operates under the general objective that grants to executives of stock options or restricted or performance shares should be considered on an annual basis. The Corporation's consultant provides, as part of its comparative analysis, advice as to equity ownership of and the size of grants to the named executive officers of public companies within the textile industry including members of the Corporation's peer group. The grants of restricted shares and stock options in 1999 to the Chief Executive Officer and the Named Executive Officers are set forth in the Summary Compensation Table and Stock Option/SAR table above.

     CHIEF EXECUTIVE OFFICER COMPENSATION

         Compensation for the Chief Executive Officer is established in accordance with the principles described above. As indicated, the Committee reviews the Chief Executive Officer's performance and establishes his base salary considering the various factors described above. The amount of incentive compensation for the Chief Executive Officer under the 1997 Plan is based upon the achievement of certain goals established by the Committee at the beginning of each year. The corporate goals of return on capital employed and earnings per share account for 80% of his incentive compensation and 20% is attributable to individual goals. Upon being named President and Chief Executive Officer on November 9, 1998, John L. Bakane's salary was established at the annual rate of $425,000 for 1999. The Committee did not grant Mr. Bakane any incentive compensation for 1998. In February 1999 the Committee awarded Mr. Bakane stock options for 30,000 shares at $4.875 per share in order to align further his interests with those of the shareholders. Mr. Bakane has received a 4% salary increase to $442,000 for the year 2000 consistent with the adjustment made for the Named Executive Officers. In November 1999, Mr. Bakane was also awarded 40,000 phantom stock units as described above.

     DEDUCTIBILITY OF COMPENSATION

         As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, the Internal Revenue Code of 1986 was amended to add Section 162(m), which limits the deductibility for federal income tax purposes of compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation. Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is "performance based." The Committee did not consider the deductibility limits in making its compensation decisions for any one of the Named Executive Officers for 1999 or 2000 fiscal years as the deductibility limits would not be exceeded under any circumstances. However, the Committee's policy is to design and administer compensation programs that meet the objectives set forth above and that reward executives for corporate performance which meets established financial goals, and to the extent reasonably practicable and to the extent consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by the Corporation. The adoption of the 1997 Senior Management Incentive Compensation Plan and the amendments to the 1992 Stock Option Plan described above were recommended as part of such policy.

COMPENSATION COMMITTEE
   Charles M. Reid, Chair
   Jeanette C. Kimmel
   John W. Rosenblum

PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total shareholder return in the Corporation's Common Stock with the cumulative return of the Standard & Poor's 500 Stock Index and with a peer group index for the period from December 31, 1994 to December 31, 1999 (assuming the reinvestment of any dividends and an investment of $100 in each on December 31,
1994). The peer group index has been constructed by calculating the cumulative total return of the common stock of the following companies: Burlington Industries, Inc.; Delta Woodside Industries, Inc.; Dyersburg Corporation; Galey & Lord, Inc; Guilford Mills, Inc.; and Russell Corporation. The return of each peer company was weighted according to its stock market capitalization as of the beginning of the period.


                        COMPARISON OF SHAREHOLDER RETURN
                       AMONG CONE, S&P 500 AND PEER GROUP


              (Graph appears here with the following plot points:)

-------------------------------------------------------------------------------------------
              12/31/1994   12/31/1995   12/31/1996   12/31/1997   12/31/1998  12/31/1999
              ----------   ----------   ----------   ----------   ----------  ----------
Cone             $100         $95           $66          $65          $47        $38
S&P 500          $100         $134         $161         $211         $268        $320
Peer Group       $100         $93          $100         $103          $79        $53
-------------------------------------------------------------------------------------------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Doris R. Bray, a Class III Director, is a partner of Schell Bray Aycock Abel & Livingston P.L.L.C., a law firm that regularly serves as counsel to the Corporation.

ITEM 2 - PROPOSAL TO APPROVE THE 2000 STOCK COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS

         The Board of Directors of the Company adopted as of March 7, 2000, the Cone Mills Corporation 2000 Stock Compensation Plan for Non-Employee Directors (the "Plan") and approved its submission to the shareholders for approval. The following summary of the Plan is qualified in its entirety by reference to the Plan, and the provisions of the Plan will control if the descriptions contained herein are inconsistent with the Plan.

         The purpose of the Plan is to provide for (a) the payment of directors' fees to nonemployee directors in the Common Stock of the Company rather than in cash in order to conserve the Company's cash and more closely align the interests of the directors and the Company's shareholders and (b) to allow nonemployee directors to defer payment of such fees. An aggregate of 300,000 shares of Common Stock will be available for grant under the Plan, subject to proportionate adjustments for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend on shares of Common Stock or any other increase or decrease in the number of shares affected without receipt of consideration by the Company.

         Pursuant to the terms of the Plan, each eligible director of the Company is granted on a quarterly basis either shares or equivalent deferred stock units as compensation for director's fees earned as a retainer for serving as a director in that period and as fees for attendance at regular or special meetings of the Board of Directors or any committee of the Board. The election to receive deferred stock units is effective on an annual basis. The number of shares or deferred stock units is determined by the fair market value (average of highest and lowest prices) of the Common Stock on the fifth trading day after the Company announces its earnings for the most recently ended fiscal quarter. As of March 10, 2000, the fair market value of the Company's Common Stock was $3.9375 per share. An eligible director is defined as a director, who at the time of the grant, is not an employee of the Company or any of its affiliates or subsidiaries. Currently, ten directors would be eligible to receive grants under the Plan. A dollar value of the shares or deferred stock units to be received is not presently determinable. The following table sets forth the benefits of the eligible group, and the cash savings to the Company, if the Plan had been in effect for fiscal year 1999.


                                NEW PLAN BENEFITS
                          2000 STOCK COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS


Name and Position(s)                             Dollar Value  Number of Shares or Units
--------------------                             ------------  -------------------------
Non-executive Director Group (10 persons) (1)      $205,229               39,990


    (1) Named Executive Officers, executives, and employees are not eligible to receive grants under the Plan.

         The Plan is administered by an administrator who will be a director, other than an eligible director, appointed by the Board of Directors to administer the Plan. The administrator shall not be eligible to participate in the Plan. The Board of Directors has no discretion as to the date of the grants or the determination of the fair market value of shares or deferred stock units thereof.

         The Plan will be effective April 3, 2000, subject to shareholder approval, and will terminate April 2, 2005.

         Deferred stock units credited pursuant to the plan may not be assigned or transferred other than by will or the laws of descent and distribution, and no participant shall have any rights as a shareholder with respect to deferred stock units credited to an account.

         The Plan may not be amended or modified without shareholder approval.

         Eligible directors are also eligible for participation in the 1994 Stock Option Plan for Non-Employee Directors. See "Compensation of Directors."

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS.

                         ITEM 3 -- SELECTION OF AUDITORS

         The Corporation's Board of Directors has appointed McGladrey & Pullen, LLP, independent certified public accountants, as auditors of the Corporation's records for the fiscal year 2000. McGladrey & Pullen, LLP or its predecessor, has acted as auditors for the Corporation since 1943 and continues to be considered by the Board to be well qualified.

         Although not required to do so, the Board believes it is desirable to submit its appointment of this firm to the shareholders at the Annual Meeting for ratification. Representatives of McGladrey & Pullen, LLP are expected to be present at the meeting and will be available to respond to appropriate questions or make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP.

                           VOTE REQUIRED FOR APPROVAL

         Votes with respect to matters submitted to shareholders at the 2000 Annual Meeting will be tabulated and certified by a representative of First Union National Bank, the Company's transfer agent, who will be appointed as an independent inspector of election. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Although abstentions and broker nonvotes (matters subject to vote on validly submitted proxies for which no vote is indicated) are counted for purposes of determining whether a quorum is present at the Annual Meeting, they are not treated as votes cast on any matter as to which no voting instruction is indicated. The vote required to elect directors is a plurality of the votes cast for their class of directorship at the Annual Meeting. On all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required. Abstentions and broker nonvotes will not be counted.

                                  OTHER MATTERS

         In the event any shareholder wishes to present a proposal at the 2001 Annual Meeting of Shareholders, such proposal must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 1, 2000, and must conform to such other requirements as may be imposed by the Securities and Exchange Commission.

         Notice of a matter to be presented by a shareholder for consideration at the Annual Meeting of Shareholders in the year 2001, other than pursuant to the foregoing paragraph, will be considered untimely if not received by the Corporation prior to February 14, 2001. Failure to give timely notice of such matter will result in discretionary authority being conferred on management proxies to vote with respect to the matter without any requirement for the proxy statement to disclose how management intends to exercise its discretion.

         As of the date of this Proxy Statement, the Board of Directors does not intend to present and has not been informed of any matter to be acted upon at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

         By order of the Board of Directors.
                                                   /s/ Neil W. Koonce
                                                   NEIL W. KOONCE
                                                   VICE PRESIDENT, GENERAL
                                                   COUNSEL AND SECRETARY



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